                                                                    Exhibit 25.1


                                       Filing Pursuant to Registration Statement
                                        Numbers 333-48860 and 333-48860-01

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  --------------------------------------------


                                    FORM T-1

                            STATEMENT OF ELIGIBILITY
                   UNDER THE TRUST INDENTURE ACT OF 1939 OF A
                    CORPORATION DESIGNATED TO ACT AS TRUSTEE

                  --------------------------------------------


   X CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO
  ---
                                SECTION 305(b)(2)

                              THE BANK OF NEW YORK
               (Exact name of trustee as specified in its charter)


New York                                                   13-5160382
(State of incorporation                                    (I.R.S. employer
if not a U.S. national bank)                               identification no.)

One Wall Street, New York, NY                              10286
(Address of principal executive offices)                   (Zip code)

                      The Bank of New York, General Counsel
                              THE BANK OF NEW YORK
                            1 Wall Street, 15/th/ Floor
                               New York, NY 10286
            (Name, address and telephone number of Agent for Service)
                  --------------------------------------------


                  First Consumers Credit Card Master Note Trust
               (Exact name of obligor as specified in its charter)


Illinois                                                     Applied for
(State or other jurisdiction                                 (I.R.S. employer
of incorporation or                                          identification no.)
organization)
                             9300 S.W. Gemini Drive
                               Beaverton, OR 97008
                    (address of principle executive offices)

                  --------------------------------------------
       Asset Backed Notes of First Consumers Credit Card Master Note Trust
                       (Title of the indenture securities)

Item 1.   General Information. Furnish the following information as to the
          -------------------
          Trustee:


          (a) Name and address of each examining or supervising authority to which it is subject:


                  Superintendent of Banks of the State
                  New York, NY
                  2 Rector Street, N.Y.,
                  NY 10006, and Albany, 12203

                  Federal Reserve Bank of New York
                  33 Liberty Plaza, N.Y., NY 10045

                  Federal Deposit Insurance Corporation
                  Washington, DC 20429

                  New York Clearing House Association
                  New York, NY 10005

          (b)     Whether it is authorized to exercise corporate trust powers.

                  Yes.

Item 2.   Affiliations with Obligor. If the Obligor is an affiliate of the
          -------------------------
          trustee, describe each such affiliation.

          None.

No responses are included for Items 3-14 of this Form T-1, pursuant to General Instruction B, because the obligor is not in default as provided under Item 13.

Item 15.  Foreign Trustee.    Not applicable.
          ---------------

Item 16.  List of Exhibits Filed as a part of this Statement of Eligibility.

          Exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as an exhibit hereto, pursuant to Rule 7a-29 under the Trust Indenture Act of 1939 (the "Act") and 17 C.F.R. 229.10(d).

          Exhibit 1. A copy of the Articles of Association of the trustee now in effect is on file with the SEC as
                           Exhibit 1 to Amendment 1 to Form T-1 filed with Registration Statement No. 33-6215.

          Exhibit 2. A copy of the certificate of authority of the trustee to commence business issued by the Comptroller of the Currency to The Bank of New York is on file with the SEC as Exhibit 1 to Amendment 1 to Form T-1 filed with Registration Statement No. 33-6215.

         Exhibit 3. A copy of the authorization of the trustee to exercise corporate trust powers issued by the Federal Reserve Board is on file with the SEC as Exhibit 1 to Amendment 1 to Form T-1 filed with Registration Statement No. 33-6215.

         Exhibit 4. Copy of By-laws of the trustee as now in effect is on file with the SEC as Exhibit 4 to Form T-1 filed with Registration Statement No. 33-31019.

         Exhibit 5.        Not applicable.

         Exhibit 6. The consent of the trustee required by Section 321(b) of the Act is attached hereto.

         Exhibit 7. Consolidated Reports of Condition and Income of the trustee as of September 30, 2000 is attached hereto.

         Exhibit 8.        Not applicable.

         Exhibit 9.        Not applicable.

                                   SIGNATURE

         Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, The Bank of New York, a New York banking corporation, organized and existing under the laws of the United States, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the city of New York and the State of New York, on the 16th day of January, 2001.

                                    THE BANK OF NEW YORK,
                                       as Trustee

                                    By:             /s/ Cassandra Shedd
                                        ----------------------------------------
                                        Name:  Cassandra Shedd
                                        Title: Assistant Treasurer

                                     S-1                           Form T-1

                                    EXHIBIT 6


January [ ], 2001


Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

In accordance with Section 321(b) of the Trust Indenture Act of 1939, as amended, the undersigned hereby consents that reports of examination of the undersigned made by Federal, State, Territorial, or District authorities authorized to make such examination may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.


                                        Very truly yours,

                                        THE BANK OF NEW YORK,
                                          as Trustee

                                        By:      /s/ Cassandra Shedd
                                            ------------------------------------
                                        Name:      Cassandra Shedd
                                              ----------------------------------
                                        Title:        Assistant Treasurer
                                              ----------------------------------

                                    Ex.6                           Form T-1

                                   EXHIBIT 7





IMMEDIATELY

Media:                          Investors:
Frank H. Scarangella, SVP       Richard P. Stanley, SVP
(212) 635-1590                  (212) 635-1854
Cary J. Giacalone, VP           Gregory A. Burton, AVP
(212) 635-1590                  (212) 635-1578


                  THE BANK OF NEW YORK COMPANY, INC. REPORTS
                Third Quarter Diluted E.P.S. of 49 Cents Up 17%
                    Securities Servicing Fee Revenue Up 37%
                   Return on Average Common Equity of 25.75

NEW YORK, N.Y., October 16, 2000 -- The Bank of New York Company, Inc. (NYSE:
BK) reports third quarter diluted earnings per share of 49 cents, up 17% from the 42 cents earned on a normalized basis in the third quarter of 1999. Net income for the third quarter was $363 million, up 16% from the $313 million earned on a normalized basis in the same period last year. Diluted earnings per share were $1.42 for the first nine months of 2000, up 16% from the $1.22 earned on a normalized basis last year. Net income for the first nine months was $1,057 million, an increase of 15% over last year's $916 million earned on a normalized basis. (See note 1)

     "Our continuing emphasis on offering diversified services to virtually all segments of the global securities markets results in superior growth in both revenue and profitability. This quarter's performance continues to reflect the fundamental strength of our long-term strategy," said Thomas A. Renyi, Chairman and CEO. In securities servicing, fee revenues increased to a record $427 million, up 37% for the quarter. Foreign exchange and other trading revenue increased to $59 million or 31% over last year, benefitting from the continued increase in global trading volumes. Private client services and asset management fees grew 26% in the quarter, led by strong performance in all product areas. The Company's continued focus on fee-based businesses resulted in noninterest income growing to 62% of total revenue in the third quarter, up from 60% last year.

     Return on average common equity for the third quarter of 2000 was 25.75% compared with 25.33% on a normalized basis in the third quarter of 1999. Return on average assets for the third quarter of 2000 was 1.89% compared with 1.96% on a normalized basis in the third quarter of 1999. For the first nine months of 2000, return on average common equity totaled 26.55% compared with 25.34% on a normalized basis in 1999. Return on average assets was 1.83% for the first nine months of 2000 compared with 1.95% on a normalized basis in 1999.

     Fees from the Company's securities servicing businesses reached a record $427 million for the third quarter compared with $311 million last year. For the first nine months of 2000, fees from the Company's securities servicing businesses totaled a record $1,202 million, growing 33% compared with $904 million in 1999. Fee revenue was strong across all product lines with particular strength in global custody, depositary receipts ("DRs"), unit investment trust, and mutual funds as well as global execution and clearing services. Fee revenue also benefitted from the acquisition of the Royal Bank of Scotland Trust Bank ("RBSTB") in the fourth quarter of 1999. The Company continues to be the world's leading custodian with assets of $6.9 trillion including $2 trillion of cross-border custody assets. DR trading activity reached $1 trillion for the first time during the first nine months of 2000. Cross-border mergers and acquisitions as well as U.S. investor interest in global telecommunication, media, and technology industries continued to be the major drivers of trading volume.

     Private client services and asset management fees were $77 million for the quarter, up 26% over last year, led by continued superior investment performance by

BNY Asset Management resulting in further new business, as well as by the acquisition of Estabrook Capital Management, Inc.

     Total revenues from global payment services, excluding trade finance, were up 10% in the first nine months of 2000. This growth was primarily due to strong increases in funds transfer with domestic financial service companies as well as increased cash management revenue associated with broad market acceptance of CA$H-Register Plus(SM), the Company's new internet delivery system for cash management services. Trade finance revenues were down from a year ago primarily due to the sale of BNY Financial Corporation ("BNYFC") and reduced pricing, driven by the improved risk profiles of select Asian and Latin American markets.

     Foreign exchange and other trading revenues for the quarter increased 31% over the third quarter of last year to $59 million. In the first nine months of 2000, foreign exchange and other trading revenues were $206 million compared with $133 million last year. Despite seasonal fluctuations, foreign exchange revenues remained strong, driven by continued increased transaction flows from the Company's global securities servicing customer base.

     Net interest income on a taxable equivalent basis for the third quarter increased to $492 million from $477 million in the second quarter of 2000. For the first nine months of 2000, net interest income on a taxable equivalent basis was $1,429 million, compared with $1,292 million in the first nine months of 1999, benefitting from the acquisition of RBSTB, which brought approximately $10 billion in highly liquid, short-term assets and liabilities.

     Tangible diluted earnings per share (earnings before the amortization of goodwill and intangibles) were 52 cents per share in the third quarter of 2000, compared with 44 cents per share on a normalized basis in the third quarter of 1999. On the same basis, tangible return on average common equity was 38.89% in the third quarter of 2000 compared with 36.52% in 1999; and tangible return on average assets was 2.05% in the third quarter of 2000 compared with 2.11% in 1999. Tangible diluted earnings per share were $1.50 per share for the first nine months of 2000, compared with $1.34 per share on a normalized basis in 1999. On the same basis, tangible return on average common equity was 41.11% in the first nine months of 2000 compared with 37.72% on a normalized basis in 1999; and tangible return on average assets was 1.98% in the first nine months of 2000 compared with 2.19% last year. Amortization of intangibles for the third quarter and the first nine months of 2000 was $29 million and $85 million compared with $23 million and $76 million last year.

     The Company's estimated Tier 1 capital and Total capital ratios were 8.29% and 12.68% at September 30, 2000, compared with 8.03% and 12.24% at June 30, 2000, and 8.38% and 12.52% at September 30, 1999. The leverage ratio was 7.42% at September 30, 2000, compared with 6.80% at June 30, 2000, and 8.10% one year ago. Tangible common equity as a percent of total assets was 5.75% at September 30, 2000, compared with 5.11% at June 30, 2000, and 5.93% one year ago. The decline in the leverage and tangible common equity ratios from 1999 primarily reflects the acquisition of RBSTB. In the third quarter of 2000, the Company repurchased approximately one million shares under its common stock repurchase programs.

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